Exhibit 5.1
[Torys LLP Letterhead]
May 6, 2009
Manulife Financial Corporation
200 Bloor Street East
Toronto, Ontario
Canada M4W 1E5
Dear Sirs/Mesdames:
Re:	Manulife Financial Corporation — Dividend Reinvestment and Share Purchase Plan for U.S. Shareholders (the “Plan”)
     We have acted as Canadian counsel to Manulife Financial Corporation (“MFC”) in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 20,000,000 common shares of MFC (the “Common Shares”) issuable pursuant to the Plan.
     We have reviewed the Registration Statement and made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including:
(a)	the Letters Patent of Incorporation issued by the Minister of Finance (Canada) pursuant to paragraph 22 of the Insurance Companies Act (Canada) (the “ICA”) to effect the incorporation of MFC dated April 26, 1999, and MFC’s by-laws;
(b)	certified copies of the resolutions of the directors of MFC authorizing, among other things, the establishment of the Plan and the issuance of the Common Shares pursuant to the Plan;
(c)	a certificate of confirmation dated May 5, 2009 issued under the ICA in respect of MFC (the “Certificate of Confirmation”); and
(d)	a certificate of an officer of MFC dated the date hereof as to certain factual matters (the “Officer’s Certificate”).
     For the purposes of this opinion, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, notarial, conformed, telecopied or photostatic copies. We have also assumed that the Certificate of Confirmation continues to be accurate as of the date hereof. We have relied upon the Officer’s Certificate with respect to the accuracy of the factual matters contained therein and have not performed any independent check or verification of such factual matters.

     The opinion expressed in paragraph 1 below is limited as to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case as in effect on the date hereof. The opinion expressed in paragraph 2 below is limited to the federal income tax laws of Canada as in effect on the date hereof and the current published administrative policies and assessing practices of the Canada Revenue Agency. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth in paragraph 2 below. We assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein and no opinions are to be implied or may be inferred beyond the matters expressly so stated.
     Based upon and relying upon and subject to the foregoing, we are of the opinion that:
1.	All necessary corporate action has been taken by MFC to validly issue the Common Shares pursuant to the Plan and when, and to the extent, issued in accordance with the terms of the Plan, such Common Shares will be validly issued and outstanding as fully paid and non-assessable shares.
2.	The statements of law and legal conclusions set forth under the caption “Canadian Federal Income Tax Considerations” in the prospectus filed as part of the Registration Statement are correct in all material respects.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Opinions” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Act.
Yours very truly,

/s/  TORYS LLP

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